Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to the Registration Statement (No. 333-253611) on Form S-3 and related Prospectus of American Superconductor Corporation of our report dated June 2, 2021 relating to the consolidated financial statements of American Superconductor Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of American Superconductor Corporation and subsidiaries for the year ended March 31, 2021.

We also consent to the reference to our firm under the heading “Experts” in such Amendment.

/s/ RSM US LLP

Boston, Massachusetts
June 2, 2021